                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                       -----------------------------

                              AMENDMENT NO. 1
                                    TO

                              SCHEDULE 13E-4

                       ISSUER TENDER OFFER STATEMENT

   (PURSUANT TO SECTION 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)

                       ---------------------------

                         CAMBRIDGE HOLDINGS, LTD.
                             (NAME OF ISSUER)

                         CAMBRIDGE HOLDINGS, LTD.
                   (NAME OF PERSON(S) FILING STATEMENT)

                       COMMON STOCK, $.025 PAR VALUE
                      (TITLE OF CLASS OF SECURITIES)

                                 132198201
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                        ---------------------------

                              GREGORY PUSEY,
                                 PRESIDENT
                         CAMBRIDGE HOLDINGS, LTD.
                          1722 BUFFEHR CREEK ROAD
                           VAIL, COLORADO 81657
                              (970) 479-2800

                                 COPY TO:
                             ROBERT M. BEARMAN
            BEARMAN TALESNICK & CLOWDUS PROFESSIONAL CORPORATION
                    1200 SEVENTEENTH STREET, SUITE 2600
                        DENVER, COLORADO 80202-5826
                              (303) 572-6500

                             NOVEMBER 24, 1998
                    (DATE TENDER OFFER FIRST PUBLISHED
                     SENT OR GIVEN TO SECURITY HOLDERS)

                         CALCULATION OF FILING FEE


--------------------------------------------------------------------------------
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                                                     AMOUNT OF
         TRANSACTION VALUATION*                      FILING FEE**
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
               $540,000                                $108.00+
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


*     Assumes purchase of 1,200,000 Shares of Common Stock at $0.45 per share.

** Calculated based on the transaction valuation multiplied by one-fiftieth of one percent.


+     Previously paid.


[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  N/A                         Filing Party:  N/A
Form or Registration No.: N/A                          Date Filed:  N/A

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--------------------------------------------------------------------------------

     This Amendment No. 1 to Schedule 13E-4 relates to an offer by Cambridge Holdings, Ltd. (the "Company") to purchase (the "Offer") up to 1,200,000 shares of its $.025 par value Common Stock (the "Shares") at $0.45 per Share. A copy of the Offer to Purchase, and the Supplement thereto dated December 22, 1998 relating to the Offer are attached hereto as Exhibit 1 and is incorporated herein by this reference.

     Item 8.  ADDITIONAL INFORMATION.


              Item 8(e) is amended as follows:

              (e) Additional information with respect to the Offer is provided in the Offer to Purchase, and the Supplement thereto.


     Item 9.  MATERIAL TO BE FILED AS EXHIBITS.

              Item 9 is hereby amended by the addition of the following exhibit:

              (a)(1)(i) Supplement to Offer to Purchase dated November 24, 1998, dated December 22, 1998.

                                 SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                            CAMBRIDGE HOLDINGS, LTD.

                                            (a Colorado corporation)


Date:  December 22, 1998                    By:  /s/ Gregory Pusey
                                                -------------------------------
                                                Gregory Pusey, President



                               EXHIBIT INDEX


Exhibit No.                        Description
-----------                        -----------
   99.A-1     Supplement to Offer to Purchase dated November 24, 1998, dated
              December 22, 1998.
